Exhibit 8

List of Principal Subsidiaries

Our principal subsidiaries at September 30, 2003 were as follows:

Country of incorporation

Name of subsidiary

England, Scotland and Wales	United States
Birchwood Park Estates Limited	MEPC International Capital, L.P.
Caledonian Land Properties Limited
English Property Corporation Limited
FOC Holdings Limited
Iceni Estates Limited
MEPC Developments Limited
MEPC Holdings Limited
MEPC Investments Limited
MEPC Leavesden Limited
MEPC Projects Limited
MEPC UK Holdings
MEPC UK Limited
MEPC Milton Park Limited
The Metropolitan Railway Surplus Lands Company Limited
PSIT Limited
Threadneedle Property Company Limited